CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 15 to Registration Statement No. 333-35587 of United of Omaha Separate Account B of our report dated April 27, 2007, related to the financial statements of the subaccounts of United of Omaha Separate Account B as of December 31, 2006 and for each of the periods in the two year period ended December 31, 2006 appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

Omaha, Nebraska
April 27, 2007